Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Vice President of Investor Relations

225-298-5318

kinda@he-equipment.com

H&E Equipment Services Reports Third Quarter 2016 Results

BATON ROUGE, Louisiana — (October 27, 2016) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the third quarter ended September 30, 2016.

THIRD QUARTER 2016 SUMMARY

•	Revenues decreased 11.6% to $244.7 million versus $276.9 million a year ago.

•	Net income was $11.7 million in the third quarter compared to net income of $14.8 million a year ago.

•	EBITDA was $81.9 million in the third quarter compared to EBITDA of $86.2 million a year ago, yielding a margin of 33.5% of revenues compared to 31.1% a year ago.

•	Rental revenues were $118.5 million in the third quarter compared to $118.1 million a year ago.

•	New equipment sales decreased 32.7% to $44.8 million in the third quarter compared to $66.6 million a year ago.

•	Used equipment sales decreased 29.1% to $20.6 million in the third quarter compared to $29.1 million a year ago.

•	Gross margin was 36.0% compared to 33.5% a year ago.

•	Rental gross margins were 49.5% in the third quarter of 2016 and 49.0% a year ago.

•	Average time utilization (based on original equipment cost) was 72.1% compared to 73.7% a year ago. Average time utilization (based on units available for rent) was 68.0% compared to 70.2% last year.

•	Average rental rates decreased 0.7% compared to a year ago.

•	Dollar utilization was 35.4% in the third quarter compared to 36.4% a year ago.

•	Average rental fleet age at September 30, 2016, was 31.5 months compared to an industry average age of 42.4 months.

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H&E Equipment Services Reports Third Quarter 2016 Results

October 27, 2016

John Engquist, H&E Equipment Services’ chief executive officer, said, “Weather had an impact on our operations as Louisiana experienced a ‘1,000 year’ flooding event in mid-August. Our business incurred a short pause as construction projects were temporarily delayed but has since recovered. Our rental business generated revenues of $118.5 million, up 9.1% sequentially over last quarter and margins were strong at 49.5%. Solid demand for aerial work platforms and earthmoving equipment resulted in strong utilization, at 72.1% based on OEC. Rental rates decreased 0.7% from a year ago but increased 1.0% sequentially over last quarter.”

Engquist concluded, “As we expected, our distribution business remained soft during the quarter as new equipment sales continued to be pressured by very low crane demand. When the energy markets rebound on a sustained basis, we believe there will be substantial pent up demand for cranes. We continue to believe that the non-residential construction markets remain healthy based on current bidding activity levels, solid backlogs, positive customer sentiment and the robust activity associated with ongoing large projects.”

FINANCIAL DISCUSSION FOR THIRD QUARTER 2016:

Revenue

Total revenues decreased 11.6% to $244.7 million in the third quarter of 2016 from $276.9 million in the third quarter of 2015. Equipment rental revenues were $118.5 million compared with $118.1 million in the third quarter of 2015. New equipment sales decreased 32.7% to $44.8 million from $66.6 million a year ago. Used equipment sales decreased 29.1% to $20.6 million compared to $29.1 million a year ago. Parts sales decreased 5.6% to $27.3 million from $29.0 million in the third quarter of 2015. Service revenues decreased 3.9% to $16.1 million compared with $16.7 million a year ago.

Gross Profit

Gross profit decreased 5.1% to $88.1 million from $92.8 million in the third quarter of 2015. Gross margin was 36.0% for the quarter ended September 30, 2016, as compared to 33.5% for the quarter ended September 30, 2015. On a segment basis, gross margin on rentals was 49.5% in the third quarter of 2016 and 49.0% in the third quarter of 2015. On average, rental rates were 0.7% lower than rates in the third quarter of 2015. Time utilization (based on original equipment cost) was 72.1% in the third quarter of 2016 compared to 73.7% a year ago. Time utilization (based on units available for rent) was 68.0% in the third quarter of 2016 compared to 70.2% a year ago.

Gross margins on new equipment sales increased to 10.3% compared to 9.8% in the third quarter a year ago. Gross margins on used equipment sales were 30.4%, the same as a year ago. Gross margins on parts sales were 27.9% in the third quarter of 2016 and 27.2% in the third quarter of 2015. Gross margins on service revenues were 66.1% for the third quarter of 2016 compared to 66.6% in the third quarter of 2015.

Rental Fleet

At the end of the third quarter of 2016, the original acquisition cost of the Company’s rental fleet was $1,348.0 million, an increase of $43.0 million from $1,305.0 million at the end of the third quarter of 2015. Dollar utilization was 35.4% compared to 36.4% for the third quarter of 2015.

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H&E Equipment Services Reports Third Quarter 2016 Results

October 27, 2016

Selling, General and Administrative Expenses

SG&A expenses for the third quarter of 2016 were $56.0 million compared with $54.7 million last year, a $1.3 million, or 2.3% increase. SG&A expenses in the third quarter of 2016 increased as a percentage of total revenues to 22.9% compared to 19.8% last year. Of the $1.3 million increase, $1.2 million was attributable to new branch expansions compared to a year ago.

Income from Operations

Income from operations for the third quarter of 2016 was $33.1 million, or 13.5% of revenues, compared to $38.5 million, or 13.9% of revenues, a year ago.

Interest Expense

Interest expense for the third quarter of 2016 was $13.5 million, the same as a year ago.

Net Income

Net income was $11.7 million, or $0.33 per diluted share, in the third quarter of 2016 compared to net income of $14.8 million, or $0.42 per diluted share, in the third quarter of 2015. The effective income tax rate was 41.7% in the third quarter compared to 42.1% a year ago.

EBITDA

EBITDA for the third quarter of 2016 was $81.9 million compared to $86.2 million in the third quarter of 2015. EBITDA as a percentage of revenues was 33.5% compared with 31.1% in the third quarter of 2015.

Non-GAAP Financial Measures

This press release contains a certain Non-GAAP measure (EBITDA). Please refer to our Current Report on Form 8-K for a description of this measure and of our use of this measure. This measure as calculated by the Company is not necessarily comparable to similarly titled measures reported by other companies. Additionally, this Non-GAAP measure is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP.

Conference Call

The Company’s management will hold a conference call to discuss third quarter results today, October 27, 2016, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 913-312-1377 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on October 27, 2016, and will continue through November 5, 2016, by dialing 719-457-0820 and entering the confirmation code 2822053.

The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com on October 27, 2016, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 76 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and services support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and services operations.

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H&E Equipment Services Reports Third Quarter 2016 Results

October 27, 2016

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations are forward-looking statements. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend”, “foresee” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction and industrial activity in the markets where we operate in North America; (2) our ability to forecast trends in our business accurately, and the impact of economic downturns and economic uncertainty in the markets we serve; (3) the impact of conditions in the global credit and commodity markets and their effect on construction spending and the economy in general; (4) relationships with equipment suppliers; (5) increased maintenance and repair costs as we age our fleet and decreases in our equipment’s residual value; (6) our indebtedness; (7) risks associated with the expansion of our business; (8) our possible inability to integrate any businesses we acquire; (9) competitive pressures; (10) compliance with laws and regulations, including those relating to environmental matters and corporate governance matters; and (11) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

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H&E Equipment Services Reports Third Quarter 2016 Results

October 27, 2016

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues:
Equipment rentals	$118,535	$118,055	$330,023	$328,072
New equipment sales	44,764	66,552	151,836	175,465
Used equipment sales	20,630	29,111	71,973	83,113
Parts sales	27,335	28,968	81,958	84,400
Service revenues	16,076	16,727	49,322	47,452
Other	17,346	17,440	48,679	48,121

Total revenues	244,686	276,853	733,791	766,623
Cost of revenues:
Rental depreciation	41,528	40,963	120,700	121,121
Rental expense	18,378	19,210	53,162	52,522
New equipment sales	40,147	60,000	135,152	156,068
Used equipment sales	14,364	20,262	49,751	56,761
Parts sales	19,708	21,098	59,184	61,224
Service revenues	5,445	5,582	16,736	16,017
Other	16,991	16,901	48,129	47,329

Total cost of revenues	156,561	184,016	482,814	511,042

Gross profit	88,125	92,837	250,977	255,581

Selling, general, and administrative expenses	55,962	54,704	172,385	162,584
Gain on sales of property and equipment, net	927	339	2,301	1,769

Income from operations	33,090	38,472	80,893	94,766

Interest expense	(13,469)	(13,481)	(40,229)	(40,675)
Other income, net	386	501	1,505	1,083

Income before provision for income taxes	20,007	25,492	42,169	55,174

Provision for income taxes	8,342	10,720	17,427	22,836

Net income	$11,665	$14,772	$24,742	$32,338

NET INCOME PER SHARE
Basic – Net income per share	$0.33	$0.42	$0.70	$0.92

Basic – Weighted average number of common shares outstanding	35,424	35,308	35,373	35,258

Diluted – Net income per share	$0.33	$0.42	$0.70	$0.92

Diluted – Weighted average number of common shares outstanding	35,504	35,350	35,461	35,317

Dividends declared per common share	$0.275	$0.275	$0.825	$0.775

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H&E Equipment Services Reports Third Quarter 2016 Results

October 27, 2016

H&E EQUIPMENT SERVICES, INC.

SELECTED BALANCE SHEET DATA (unaudited)

(Amounts in thousands)

	September 30, 2016(1)	December 31, 2015(1)
Cash	$7,034	$7,159
Rental equipment, net	922,486	893,393
Total assets	1,291,825	1,299,511
Total debt (2)	841,518	816,764
Total liabilities	1,152,413	1,156,923
Stockholders’ equity	139,412	142,588
Total liabilities and stockholders’ equity	$1,291,825	$1,299,511

(1)	Amounts presented herein reflect the Company’s adoption of ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, on January 1, 2016, which was applied on a retrospective basis.
(2)	Total debt consists of the amounts outstanding on the senior secured credit facility, capital lease obligations and the aggregate amount outstanding on the senior unsecured notes.

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income	$11,665	$14,772	$24,742	$32,338
Interest expense	13,469	13,481	40,229	40,675
Provision for income taxes	8,342	10,720	17,427	22,836
Depreciation	48,385	47,204	141,021	139,016

EBITDA	$81,861	$86,177	$223,419	$234,865

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